EXHIBIT 99.1

TRADED: NYSE (IEX)

For further information, contact:

Heath A. Mitts

Vice President –Chief Financial Officer

847.498.7070

FOR IMMEDIATE RELEASE

Wednesday, February 20, 2013

IDEX CORPORATION ANNOUNCES APPOINTMENT OF

CYNTHIA ‘CJ’ WARNER TO BOARD OF DIRECTORS

Lake Forest, IL, February 20, 2013 – IDEX CORPORATION (NYSE:IEX) today announced the appointment of Cynthia ‘CJ’ Warner to the company’s Board of Directors.

Commenting on Ms. Warner’s appointment, IDEX Chairman and Chief Executive Officer Andrew Silvernail said, “We’re excited to have CJ join our Board. With over 30 years of experience in the energy, refining and transportation industries, CJ will be a great addition to our Board of Directors. She is an established leader in the energy industry, and we’re excited to gain her global perspective on our Board.”

Ms. Warner currently serves as Chairman and CEO of Sapphire Energy Inc. Sapphire Energy is the leader in Green Crude production with the potential to profoundly change America’s energy and petrochemical landscape. The company produces a crude oil replacement from sunlight, algae and CO2. Prior to joining Sapphire, she most recently served as Group Vice President, Global Refining for BP, after having served in multiple executive positions of increasing responsibility at both BP and Amoco.

Ms. Warner holds a Bachelor’s degree from Vanderbilt and an MBA from Illinois Institute of Technology.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s web site at www.idexcorp.com.